Pursuant to Rule 424(b)(3)
File Number: 333-164589

Prospectus Supplement No.1 dated October 7, 2010
To the Prospectus of Clavis Technologies International Co., Ltd. dated July 29, 2010
(included in Registration Statement on Form S-1, Registration No. 333-164589)

This prospectus supplement supplements the prospectus dated July 29, 2010, of Clavis Technologies International Co., Ltd. relating to the resale from time to time by certain selling security holders of up to 17,375,200 shares of our common stock (the “Prospectus”).

The Prospectus under the caption "Selling Security Holders" is being updated by this prospectus supplement to (i) reflect the sale of 250,000 shares of common stock by Belvedere Holdings Corp. made under Rule 144, (ii) delete a duplicative entry for one of the selling security holders and (iii) correct the address for one of the selling security holders.  There are no other changes being made to the Selling Security Holders table.

 SELLING SECURITY HOLDERS

Unless otherwise indicated, each person has sole investment and voting power with respect to the shares indicated. For purposes of this table, a selling security holder is deemed to have “beneficial ownership” of any shares as of a given date which such person has the right to acquire within 60 days after such date.

For purposes of this table, we have assumed that, after completion of the offering, none of the shares covered by this prospectus will be held by the selling security holders.

 (Selling security holders table begins on next page)

Name and Address of Selling Stockholder	Common Stock Beneficially Owned Prior to the Offering	Common Stock Offered Pursuant to this Prospectus 1	Common Stock Owned Upon Completion of this Offering	Percentage of Common Stock Owned Upon Completion of this Offering
Mandarin Global Equity (1) Kings Court, 3rd Floor Bay Street Nassau New Providence, Bahamas	3,000,000	3,000,000	0	*
Blue Shade Inc. (2) P.O. Box 14 Clarkes Estate Cades Bay Nevis, West Indies	3,000,000	3,000,000	0	*
Stoneland Limited (3) P.O. Box 14 Clarkes Estate Cades Bay Nevis, West Indies	3,000,000	3,000,000	0	*
Hampton Bay Holdings Inc. (4) Kings Court, 3rd Floor Bay Street Nassau New Providence, Bahamas	3,000,000	3,000,000	0	*
Belvedere Holdings Corp. (5) Kings Court, 3rd Floor Bay Street Nassau New Providence, Bahamas	2,750,000#	2,750,000#	0	*
Kashim Ltd. (6) 31 Don House Gibraltar	100,000	100,000	0	*
Glenstar Enterprises Ltd. (7) Clarkes Estate Charlestown Nevis, West Indies	100,000	100,000	0	*
Cyrus Capital Corp. (8) 3rd Floor Kings Court Nassau, Bahamas	100,000	100,000	0	*
Shires Ltd. (9) 15 Leeward Highway Providenciales, Turks and Caicos	100,000	100,000	0	*
Mary Ciappara Fl. 4, 38 Salina Court T. Ashby Street Marsacala, Malta	100,000	100,000	0	*

Name and Address of Selling Stockholder	Common Stock Beneficially Owned Prior to the Offering	Common Stock Offered Pursuant to this Prospectus 1	Common Stock Owned Upon Completion of this Offering	Percentage of Common Stock Owned Upon Completion of this Offering
Peggy Zammit 130 Bloor St. W Suite 601 Toronto, Ontario M55 1N5	100,000	100,000	0	*
Paul Zammit 130 Bloor St. W Suite 601 Toronto, Ontario M55 1N5	100,000	100,000	0	*
Shari McMaster 130 Bloor St. W Suite 601 Toronto, Ontario M55 1N5	18,800	18,800	0	*
Elisa Maguolo 15 Weisman Street Kefar Saba, Israel	100,000	100,000	0	*
Avraham Einhoren c/o Electro Tech Ltd. 2 Bloor Street West, Suite 735 Toronto, Ontario M4W 3R1 Canada	100,000	100,000	0	*
Nama Einhoren 34 Bavli Street Tel Aviv, Israel	100,000	100,000	0	*
Brian Rapoport 5009 Clanranald, #30 Montreal, Quebec H3X 253 Canada	18,800	18,800	0	*
Felicia Cohen5009 Clanranald, #30 Montreal, Quebec H3X 253 Canada	18,800	18,800	0	*
Nahid Shaygan 85 Skymark Drive, #2203 Toronto, Ontario M24 3P2 Canada	100,000	100,000	0	*
Mohammad Shaygan 21 – Camino Real Calle Winston Churchill Patilla Panama City, Panama	100,000	100,000	0	*
Reza Shaygan 85 Skymark Drive, #2203 Toronto, Ontario M24 3P2 Canada	100,000	100,000	0	*
Felisa Londono Esguerra Edificio Monaco, # 9-B Calle 56 Ave. Abel Bravo Panama City, Panama	100,000	100,000	0	*
Ludovina C. De Dominguez Calle Emilio Castro, #14 Las Tablas, Panama	100,000	100,000	0	*

Name and Address of Selling Stockholder	Common Stock Beneficially Owned Prior to the Offering	Common Stock Offered Pursuant to this Prospectus 1	Common Stock Owned Upon Completion of this Offering	Percentage of Common Stock Owned Upon Completion of this Offering
Gary Dominguez Calle Emilio Castro, #14 Las Tablas, Panama	100,000	100,000	0	*
Jacob Dominguez Edificio Monaco, # 9-B Calle 56 Ave. Abel Bravo Panama City, Panama	100,000	100,000	0	*
Farhad Amirkhani 1762 Seven Oaks Drive Mississauga, Ontario L5K 2N3 Canada	100,000	100,000	0	*
Irwin Rapoport 7415 Sherbrooke Street West Montreal, Quebec H4B 152 Canada	18,800	18,800	0	*
Ji Hye Lee Kkachi Maeul 1-danji Sunkyoung Apt 109-2103 Gumi-dong Bundang-gu Seongnam-si Gyeonggi-do 463-743 Korea	100,000	100,000	0	*
Hyun Ki Kim Kkachi Maeul 1-danji Sunkyoung Apt 109-2103 Gumi-dong Bundang-gu Seongnam-si Gyeonggi-do 463-743 Korea	100,000	100,000	0	*
Jung Suk Lee 101-110 Woosung Apt. 108-2203 Haengun-dong Gwankak-gu Seoul 151-775 Korea	100,000	100,000	0	*
Han Sang Seo Sosajukong Apt 107-1001 Sosa-gu Bucheo-si Gyeonggi-do 422-230 Korea	100,000	100,000	0	*
Jae Tack Han 401 ho 155-15, Seokchon-dong Songpa-gu Seoul 138-843 Korea	100,000	100,000	0	*
TOTAL		17,125,200#

* Amount less than one percent.
Percentage calculations are based on 62,375,200 shares of our common stock issued and outstanding as of October 6, 2010.
# Reflects the sale of 250,000 shares on August 9, 2010 made by Belvedere Holdings Corp. under Rule 144.
______________________

(1)	Mehmet Birol Ensari, the owner of Mandarin Global Equity, has the power to vote and dispose of the Company’s securities held by Mandarin Global Equity.
(2)	Wilfred Gatambia Kamau, the owner of Blue Shade Inc., has the power to vote and dispose of the Company’s securities held by Blue Shade.
(3)	Yaroslava Gryshyna, the owner of Stoneland Limited, has the power to vote and dispose of the Company’s securities held by Stoneland Limited.
(4)	Aysan Celik, the owner of Hampton Bay Holdings Inc., has the power to vote and dispose of the Company’s securities held by Hampton Bay Holdings.
(5)	Nadiya Shcherbyna, the owner of Belvedere Holdings Corp., has the power to vote and dispose of the Company’s securities held by Belvedere Holdings.
(6)	Mae Robins, an officer of Kashim Ltd., has the power to vote and dispose of the Company’s securities held by Kashim.
(7)	Michael Dwen, an officer of Glenstar Enterprises Ltd., has the power to vote and dispose of the Company’s securities held by Glenstar Enterprises.
(8)	Abbygail Gibson, an officer of Cyrus Capital Corp., has the power to vote and dispose of the Company’s securities held by Cyrus Capital.
(9)	Ms. Kofi Bain, an officer of Shires Ltd., has the power to vote and dispose of the Company’s securities held by Shires.